                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement

     [ ] Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                         Guilford Pharmaceuticals Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No Fee Required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(*)

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------
     (*) Set forth the amount on which the filing fee is calculated and state how it was determined.

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

                         GUILFORD PHARMACEUTICALS INC.
                             6611 TRIBUTARY STREET
                           BALTIMORE, MARYLAND 21224

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 21, 1997

     NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Stockholders (the "Annual Meeting") of Guilford Pharmaceuticals Inc. ("Guilford" or the "Corporation") will be held on Wednesday, May 21, 1997 at 10:00 a.m. (Eastern time) at the Corporation's Headquarters located at 6611 Tributary Street, Baltimore, Maryland, for the following purposes:

        1. To elect a Board of Directors for the ensuing year;

        2. To consider and act upon an amendment to the 1993 Employee Share Option and Restricted Share Plan, as amended, as recommended by the Board of Directors;

        3. To ratify the selection of KPMG Peat Marwick LLP as independent auditors for the year 1997; and

        4. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED ENVELOPE. THIS WILL NOT LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE MEETING.

                                          By Order of the Board of Directors

                                          /s/ THOMAS C. SEOH

                                          THOMAS C. SEOH
                                          Secretary

Baltimore, Maryland
April 28, 1997

                         GUILFORD PHARMACEUTICALS INC.
                             6611 TRIBUTARY STREET
                           BALTIMORE, MARYLAND 21224

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 21, 1997

GENERAL

     This Proxy Statement is being furnished on or about April 28, 1997, to the stockholders of Guilford Pharmaceuticals Inc. (the "Corporation" or "Guilford"), in connection with the solicitation of proxies by the Board of Directors of the Corporation to be voted at the 1997 Annual Meeting of Stockholders of the Corporation (the "Annual Meeting"). The Annual Meeting will be held on Wednesday, May 21, 1997 at 10:00 a.m. (Eastern time) at the Corporation's headquarters located at 6611 Tributary Street, Baltimore, Maryland.

     The cost of soliciting proxies will be borne by the Corporation. The Corporation may solicit proxies in person, by mail, telephone, telecopier or by other means by officers and other employees of the Corporation, who will receive no additional compensation for their services.

     The Board of Directors has fixed the close of business on March 26, 1997 as the record date for the determination of stockholders entitled to vote at the meeting. At that date, there were 14,779,369 shares of Common Stock of the Corporation outstanding and entitled to vote at the meeting. Each share will have one vote.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Board of Directors currently consists of six members. At the Annual Meeting, six directors are to be elected. All of the nominees are currently serving as directors. Unless otherwise instructed on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors of the persons named below as nominees. The Board of Directors believes that all nominees will stand for election and will serve if elected. However, if any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, proxies will be voted by the proxy holders for the election of such other person or persons as the Board of Directors may recommend. Directors will be elected by a plurality vote.

INFORMATION AS TO NOMINEES

     The following table presents information concerning persons nominated for election as directors of the Corporation, including their current membership on committees of the Board of Directors, principal occupations or affiliations during the last five years and certain other directorships held.

Craig R. Smith, M.D................  Chairman of the Board of Directors, President and Chief
Age 51                               Executive Officer.
                                     Dr. Smith joined the Corporation as a Director at the
                                     Corporation's inception in July 1993. Dr. Smith was
                                     elected President and Chief Executive Officer in August
                                     1993 and was elected Chairman of the Board in January
                                     1994. Prior to joining the Corporation, Dr. Smith was
                                     Senior Vice President for Business and Market
                                     Development at Centocor, Inc., a biotechnology
                                     corporation. Dr. Smith joined Centocor in 1988 as Vice
                                     President of Clinical Research after serving on the
                                     Faculty of the Department of Medicine at Johns Hopkins
                                     Medical School for 13 years. Dr. Smith received his M.D.
                                     from the State University of New York at Buffalo in 1972
                                     and received training in Internal Medicine at Johns
                                     Hopkins Hospital from 1972 to 1975.

Richard L. Casey...................  Director and Chairman of the Audit Committee.
Age 50
                                     Mr. Casey has been a Director of the Corporation since
                                     its inception in July 1993 and served as its Chairman of
                                     the Board from inception through December 1993. Mr.
                                     Casey is Chairman of the Board, President and Chief
                                     Executive Officer of Scios Inc. ("Scios"), a
                                     biopharmaceutical company. He joined Scios in December
                                     1987 as President and Chief Executive Officer and has
                                     served as a director since that time. Mr. Casey was
                                     elected Chairman of the Board of Scios in November 1992.
                                     Mr. Casey has over 20 years experience in the
                                     pharmaceutical industry and has served in various
                                     positions with ALZA Corporation, Syntex Medical
                                     Diagnostics and Eli Lilly and Company. Mr. Casey serves
                                     on the boards of directors of Karo Bio AB, a Swedish
                                     biotechnology corporation affiliated with Scios, and
                                     VIVUS Inc., a medical devices corporation located in
                                     Menlo Park, California.

Solomon H. Snyder, M.D.............  Director, Chairman of Compensation Committee, and
Age 58                               Chairman of the Scientific Advisory Board.
                                     Dr. Snyder has been a Director of the Corporation and
                                     Chairman of the Scientific Advisory Board ("SAB") since
                                     the Corporation's inception in July 1993. Dr. Snyder
                                     received his M.D. in 1962 from Georgetown Medical
                                     School, trained as a Research Associate with Julius
                                     Axelrod at the National Institute of Mental Health and
                                     completed his Psychiatry Residency at Johns Hopkins
                                     Hospital. He is presently Director of the Department of
                                     Neuroscience at Johns Hopkins Medical School and
                                     Distinguished Service Professor of Neuroscience,
                                     Pharmacology and Molecular Sciences, and Psychiatry. Dr.
                                     Snyder has received a number of awards including the
                                     Albert Lasker Award in Basic Biomedical Research, the
                                     Wolf Prize and the Bower Award. He is a member of the
                                     United States National Academy of Sciences, the
                                     Institute of Medicine and the American Academy of Arts
                                     and Sciences. Dr. Snyder is a director of Scios.

W. Leigh Thompson, M.D., Ph.D......  Director and Member of Compensation Committee.
Age 58
                                     Dr. Thompson has been a Director of the Corporation
                                     since April 1995. Dr. Thompson joined Eli Lilly and
                                     Company in 1982 and was appointed Executive Vice
                                     President for Research in 1991 and Chief Scientific
                                     Officer in 1993. Dr. Thompson retired from Eli Lilly and
                                     Company in December 1994 and is President and Chief
                                     Executive Officer of Profound Quality Resources, Ltd.,
                                     an independent consulting firm advising clients in the
                                     pharmaceutical industry. Dr. Thompson is a director of
                                     Chrysalis Corporation, Corvas International, Inc., Ergo
                                     Science Corp., La Jolla Pharmaceutical Co.,
                                     GeneMedicine, Inc., and Orphan Medical, Inc.

Elizabeth M. Greetham..............  Director and Member of Compensation Committee.
Age 47
                                     Ms. Greetham has been a Director of the Corporation
                                     since November 1995. Since 1992, Ms. Greetham has been
                                     portfolio manager of WPG Life Sciences Fund, L.P. and
                                     WPG Institutional Life Sciences Fund, L.P., and since
                                     1990 she has been involved in health care investments
                                     for institutional, growth and individual high net worth
                                     accounts at Weiss, Peck & Greer, L.L.C. She is President
                                     of Libracorn Financial Consultants and a member of the
                                     boards of directors of Medco Research, Inc., Chenex
                                     Pharmaceuticals, Inc., Progenics Pharmaceuticals, Access
                                     Pharmaceuticals Inc., Pathogenesis Corp., Sangstat
                                     Medical Corp., Chirex Inc., and Repligen Corporation.

George L. Bunting, Jr..............  Director and Member of Audit Committee.
Age 56
                                     Mr. Bunting has been a Director of the Corporation since
                                     May 1996. Mr. Bunting is President and Chief Executive
                                     Officer of Bunting Management Group, a position he has
                                     held since July 1991. He formerly served as Chairman of
                                     the Board and Chief Executive Officer of the Noxell
                                     Corporation (a Procter & Gamble Company as of November
                                     1989). Mr. Bunting joined Noxell Corporation in 1966 as
                                     a Product Manager. In 1968, he was elected to the Board
                                     of Directors of Noxell Corporation. In March 1970, he
                                     was elected to the position of Executive Vice President
                                     and served as President and Chief Executive Officer from
                                     November 1973 until April 1986 when he became Chairman
                                     and Chief Executive Officer. Mr. Bunting is a director
                                     of Crown Central Petroleum Corporation, Mercantile
                                     Bankshares Corporation, PHH Corporation, and USF&G
                                     Corporation. He is currently Chairman of Johns Hopkins
                                     Medicine, Health Systems, and Hospital, as well as a
                                     Trustee of The Johns Hopkins University.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES FOR DIRECTOR LISTED ABOVE.

BOARD COMMITTEES

     The Board of Directors has a Compensation Committee and an Audit Committee. The Compensation Committee of the Corporation's Board of Directors oversees the compensation practices of the Corporation, and its responsibilities include determining compensation policies and practices, changes in compensation and benefits for management, determining employee benefits and all other matters relating to employee compensation. The Compensation Committee also administers the Corporation's 1993 Employee Share Option and Restricted Share Plan, as amended (the "1993 Employee Plan"). This Committee met 4 times during 1996. The Audit Committee reviews the internal accounting procedures of the Corporation, consults with the Corporation's independent accountants and reviews the services provided by and fees charged by such accountants. This Committee met 3 times during 1996.

     Under its agreements with The Abell Foundation, Inc. ("Abell"), so long as the total number of shares of Common Stock of the Corporation owned by Abell exceeds 5% of the outstanding Common Stock, the Corporation has agreed to nominate and recommend a person designated by Abell as a candidate for election to the Corporation's Board of Directors. Prior to the 1996 annual meeting of stockholders of the Corporation, Abell designated Mr. Bunting as its representative on the Corporation's Board under this arrangement.

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

     During 1996, the Board of Directors of the Corporation held ten meetings. All Directors of the Corporation attended 75% or more of all meetings of the Board and all meetings of committees of the Board of which they were members, except for Dr. Thompson who attended 70% of the meetings of the Board.

DIRECTORS' COMPENSATION

     In 1996, Directors received no compensation for their attendance at Board meetings but received reimbursement for expenses related to attendance at meetings. In February 1997, the Compensation Committee of the Board adopted a policy, effective as of the date of the Annual Meeting, to pay non-employee directors an annual retainer of $10,000, payable quarterly in advance, plus $1,500 for each regular meeting of the Board attended either in person or by telephone and $1,500 for each special meeting of the Board attended in person.

     In 1994, the Corporation initiated a Directors' Stock Option Plan, as amended (the "Director Plan"), to attract outside directors with an incentive to make significant contributions to the long-term performance and growth of the Corporation and to directly align their interests with those of the Corporation's stockholders. Board members who are not officers or employees of
(i) the Corporation, (ii) any subsidiary of the Corporation, or (iii) any entity which owns twenty percent or more of the capital stock of the Corporation are eligible to receive options under the Director Plan.

     The Corporation has reserved 300,000 shares of the Corporation's Common Stock for issuance under the Director Plan and 97,500 options to purchase shares have been granted to date. Options issued under the Director Plan are non-qualified stock options for tax purposes. The exercise price of options granted under the Director Plan are not less than the closing price of a share of Common Stock on the date immediately prior to the date the option is granted. Options are exercisable one year from the date of grant and remain exercisable for a period of ten years from the date the option is granted. Options vest 50% on the first anniversary of the date of grant and the remainder on the second anniversary date. Each eligible director who begins serving on the Board of Directors receives an option to purchase 30,000 shares of Common Stock on the date such service commences and also is entitled to an option to purchase 7,500 shares of Common Stock immediately following each of the next four annual elections of directors, provided such Director has served for at least one year and continues to be a director at the time of such issuance.

     Dr. Snyder, a Director of the Corporation, has provided consulting services to the Corporation under consulting agreements since August 1993. Under the terms thereof, Dr. Snyder receives no other compensation outside those provided therein (other than reimbursement of expenses), and thus does not participate in the Director Plan. For a description of the Corporation's current consulting arrangement with Dr. Snyder, see "Compensation Committee Interlocks and Insider Participation" below.

     Mr. Casey, who has served on the Board of Directors since the inception of the Corporation, did not receive any compensation from the Corporation for his services prior to March 1996. In March 1996, the Compensation Committee granted Mr. Casey a non-qualified stock option outside the Director Plan to purchase 75,000 shares of Common Stock of the Corporation at $13.54 per share. This option became exercisable as to 60% of the shares subject to the option on September 27, 1996 and an additional 20% on March 27, 1997. The remaining 20% will become exercisable on March 27, 1998 so long as Mr. Casey remains a Director of the Corporation. Mr. Casey does not currently participate in the Director Plan.

     John H. Newman served on the Board of Directors from the Corporation's inception until May 21, 1996. In March 1996, the Compensation Committee granted Mr. Newman a non-qualified stock option outside the Director Plan to purchase 45,000 shares of Corporation Common Stock at $13.54 per share. This option became fully exercisable on September 27, 1996.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Corporation's officers, directors and certain beneficial holders of Common Stock to file reports about their ownership of the Corporation's Common Stock. Based solely on its review of the copies of such reports furnished to the Corporation by its directors and officers during and with respect to the year 1996, the Corporation believes that all reports required by Section 16(a) of the Exchange Act were timely filed, except (a) that Forms 4 reporting the grant of certain stock options under the 1993 Employee Plan to Dr. Smith and Messrs. Brennan, Jordan and Laderman in August 1995 were inadvertently not filed in a timely manner and (b) a Form 4 related to an open market purchase of shares of Common Stock of the Corporation by certain funds over which Ms. Greetham may be deemed to have voting or investment control was filed one month late.

                               OTHER INFORMATION

EXECUTIVE OFFICERS

     CRAIG R. SMITH, M.D., age 51, joined the Corporation as a Director at the Corporation's inception in July 1993. Dr. Smith was elected President and Chief Executive Officer in August 1993 and was elected Chairman of the Board in January 1994. Prior to joining the Corporation, Dr. Smith was Senior Vice President for Business and Market Development at Centocor, Inc., a biotechnology corporation. Dr. Smith joined Centocor in 1988 as Vice President of Clinical Research after serving on the Faculty of the Department of Medicine at Johns Hopkins Medical School for 13 years. Dr. Smith received his M.D. from the State University of New York at Buffalo in 1972 and received training in Internal Medicine at Johns Hopkins Hospital from 1972 to 1975.

     JOHN P. BRENNAN, age 54, joined the Corporation as Vice President, Operations in January 1994 and became Senior Vice President, Operations in January 1997. From 1980 to 1993, he was Vice President, Technical Operations and Manufacturing for G.D. Searle and Co., a pharmaceutical company, and was responsible for the operation of manufacturing plants in North America, Latin America and Europe and the worldwide pharmaceutical and process technology from 1980 to 1993. From 1977 to 1980, Mr. Brennan was General Manager of the E.R. Squibb & Sons, Inc. manufacturing facility in Humacao, Puerto Rico. Mr. Brennan held various technical positions at Smith Kline Corporation from 1960 to 1977. Mr. Brennan has 36 years of experience in the pharmaceutical industry. Mr. Brennan received his B.S. in Chemistry from the Philadelphia College of Pharmacy and Science in 1968 and attended the Wharton Graduate Management Program in 1976.

     ANDREW R. JORDAN, age 49, joined the Corporation as Vice President, Secretary, Treasurer and Chief Financial Officer in September 1993 and became Senior Vice President, Treasurer and Chief Financial Officer in January 1997. Prior to joining the Corporation, Mr. Jordan held various positions with KPMG Peat Marwick LLP, a public accounting firm, beginning in 1973, including partner since 1983. Mr. Jordan's experience at KPMG Peat Marwick LLP included advising early stage and emerging technology companies and initial and secondary public equity and debt offerings. He received his B.A. from Rutgers College in 1969 and his MBA from Rutgers Graduate School of Business in 1973 and is a Certified Public Accountant.

     DAVID R. SAVELLO, PH.D., age 51, joined the Corporation as Senior Vice President, Drug Development in April 1997. Prior to joining the Corporation, Dr. Savello was employed by Glaxo Wellcome, Inc. since 1985, most recently as Vice President, North American Regulatory Affairs from 1995 to 1997. Prior to 1995, Dr. Savello served as Vice President, Drug Development and later as Vice President, Regulatory Affairs and Compliance, at the affiliated entity Glaxo Research Institute. Dr. Savello's duties at Glaxo have included leading United States and Canadian regulatory operations and International Research and Development, Quality Assurance, and Good Manufacturing Practices for all bulk drug substance and clinical supplies manufacturing and packaging. Dr. Savello received his Ph.D. and M.S. in pharmaceuticals from the University of Maryland in 1972 and 1971, respectively, and his B.S. in pharmacy in 1968 from the Massachusetts College of Pharmacy.

     EARL WEBB HENRY, M.D., age 49, joined the Corporation in January 1995 as Vice President, Clinical Research. Prior to joining the Corporation, Dr. Henry was the global head of clinical research for central nervous system products at Sandoz Research Institute. He began at Sandoz as the Executive Director of Clinical Research in 1992. From 1987 to 1992, he was an Associate Director, then a Senior Associate Director, of Clinical Research at Pfizer Central Research. From 1979 to 1986 he was an attending physician at the Children's Hospital in Boston. Dr. Henry received his B.S. in Chemistry at the University of Illinois and his M.D. at the University of Chicago.

     ROSS S. LADERMAN, M.P.H., age 50, joined the Corporation as Vice President, Regulatory Affairs in February 1994. Prior to joining Guilford, Mr. Laderman was Deputy Director, Division of Scientific Investigations in the Office of Compliance of the Center for Drug Evaluation and Research of the U.S. Food and Drug Administration ("FDA"). Mr. Laderman's career at the FDA spanned 25 years during which time he worked in investigations, compliance, public affairs and executive management. He received the Commissioner's Special Citation and the Award of Merit from the FDA. Mr. Laderman received his B.A. in Biology from MacMurray College and an M.P.H. from Johns Hopkins University.

     NICHOLAS LANDEKIC, age 38, joined the Corporation in March 1995 as Vice President, Business Development. From January 1992 to February 1995, Mr. Landekic was Senior Director of Business Development at Cephalon, Inc. and was responsible for licensing and other corporate collaborations. From 1989 to 1992, he was a Senior Manager of Product Planning at BristolMyers Squibb Company and was responsible for worldwide commercial development and strategic planning for currently marketed and new central nervous system products. From 1985 to 1989, Mr. Landekic worked for Johnson & Johnson Corporation in a variety of positions in business development and finance. Mr. Landekic received his M.B.A. in Finance/Marketing from the State University of New York at Albany, M.A. in Biology from Indiana University and a B.S. in Biology from Marist College.

     THOMAS C. SEOH, age 39, joined the Corporation in April 1995 as Vice President, General Counsel and Secretary. From 1992 to 1995, Mr. Seoh was affiliated with the ICN Pharmaceuticals, Inc. ("ICN") group, as Vice President and Associate General Counsel of ICN from 1994 to 1995, Vice President, General Counsel and Secretary of Viratek, Inc. from 1993 to 1994 and Deputy General Counsel of SPI Pharmaceuticals, Inc. from 1992 to 1994, providing legal function support for pharmaceutical operations, research and development and corporate development. From 1990 to 1992, Mr. Seoh was General Counsel and Secretary of Consolidated Press U.S., Inc., the North American holding corporation of the Sydney, Australia-based Consolidated Press group. Prior thereto, Mr. Seoh was associated with the New York and London law offices of Lord, Day & Lord, Barrett Smith. Mr. Seoh received his J.D. and A.B. from Harvard University.

     PETER D. SUZDAK, PH.D., age 38, joined the Corporation in March 1995 as Vice President, Research. Prior thereto, Dr. Suzdak was Director of Neurobiology at Novo Nordisk A/S and was responsible for all neurobiology research from 1993 to 1995, and Department Head for Receptor Neurochemistry from 1988 to 1992 as well as a member of the drug discovery management group from 1989 to 1995. Prior thereto, Dr. Suzdak was a Pharmacology Research Associate in the Clinical Neuroscience Branch of the National Institute of Mental Health in Bethesda, Maryland from 1985 to 1988. Dr. Suzdak received his Ph.D. in Neuroscience from the University of Connecticut and a B.S. in Pharmacy from St. Johns University.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of April 22, 1997, of each person known by the Corporation to be the beneficial owner of more than five percent of the outstanding Common Stock, the Corporation's Chief Executive Officer and the four other most highly compensated executive officers of the Corporation for the fiscal year ended December 31, 1996, each of the Directors of the Corporation, and all officers and Directors of the Corporation as a group. At April 22, 1997, the Corporation had outstanding approximately 18,526,869 shares of Common Stock.

                   NAME AND ADDRESS OF                     SHARES BENEFICIALLY
                    BENEFICIAL OWNERS                           OWNED(1)           PERCENTAGE OWNERSHIP
---------------------------------------------------------  -------------------     --------------------
Scios Inc................................................       1,450,000                   7.8%
  2450 Bayshore Parkway
  Mountain View, CA 94043
The Abell Foundation, Inc................................         937,500                   5.1
  111 South Calvert Street
  Baltimore, MD 21202
Craig R. Smith (2).......................................         460,897                   2.5
Andrew R. Jordan (3).....................................         187,259                   1.0
John P. Brennan (4)......................................         120,234                     *
Nicholas Landekic (5)....................................          33,603                     *
Earl W. Henry (6)........................................          45,170                     *
Solomon H. Snyder, M.D. (7)..............................         605,217                   3.3
Richard L. Casey (8).....................................       1,519,900                   8.2
  c/o Scios Inc.
  2450 Bayshore Parkway
  Mountain View, CA 94043
George L. Bunting, Jr. (9)...............................          15,000                     *
Elizabeth M. Greetham (10)...............................         225,950                   1.2
W. Leigh Thompson, M.D., Ph.D. (9).......................          33,750                     *
All directors and officers as a group (14 persons).......       3,382,628                  17.9%

---------------
  *   Less than one percent.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of the Corporation's Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of April 22, 1997 are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrant but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except where indicated otherwise, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of the Corporation's Common Stock shown as beneficially owned by them.

 (2) Includes options to acquire 40,034 shares of Common Stock exercisable within 60 days of April 22, 1997, and 1,578 shares of Common Stock and options to acquire 3,583 shares of Common Stock excisable within 60 days of April 22, 1997 held by Dr. Smith's spouse, an employee of the Corporation. Dr. Smith disclaims beneficial ownership the securities held by his spouse.

 (3) Includes 150 shares owned by a child sharing Mr. Jordan's household and 32,609 shares held by Mr. Jordan's spouse, as to all of which shares Mr. Jordan disclaims beneficial ownership, and options to acquire 35,095 shares of Common Stock exercisable within 60 days of April 22, 1997. Does not include 750 shares owned by another child of Mr. Jordan who does not share Mr. Jordan's household, as to which shares Mr. Jordan disclaims beneficial ownership.

 (4) Includes options to acquire 39,783 shares of Common Stock exercisable within 60 days of April 22, 1997.

 (5) Includes options to acquire 24,688 shares of Common Stock exercisable within 60 days of April 22, 1997.

 (6) Includes options to acquire 3,750 shares of Common Stock exercisable within 60 days of April 22, 1997, and 9,375 shares of Common Stock and options to acquire 719 shares of Common Stock exercisable within 60 days of April 22, 1997 held by Dr. Henry's wife, an employee of the Corporation. Dr. Henry disclaims beneficial ownership of the securities held by his spouse.

 (7) Includes options to acquire 30,000 shares of Common Stock exercisable within 60 days of April 22, 1997. Does not include 1,450,000 shares owned by Scios. Dr. Snyder is a member of the Board of Directors of Scios and may be deemed to have shared voting and investment power over these shares. Dr. Snyder disclaims beneficial ownership of the shares owned by Scios.

 (8) Mr. Casey is an executive officer and Chairman of the Board of Directors of Scios. He may be deemed to have voting and investment power over the shares held by Scios. Mr. Casey disclaims beneficial ownership of these shares. Mr. Casey has direct ownership over an additional 9,900 shares and options to acquire 60,000 shares exercisable within 60 days of April 22, 1997.

 (9) Consists entirely of options exercisable within 60 days of April 22, 1997.

(10) Represents shares held by WPG Life Sciences Fund, L.P. (the "Fund") and WPG Institutional Life Sciences Fund, L.P. (the "Institutional Fund"). Ms. Greetham serves as Portfolio Manager of both the Fund and the Institutional Fund. Ms. Greetham is a controlling person of Libracorn Financial Consultants ("Libracorn"), a limited partner of the Fund which, through its interest in the Fund, has a 1.55% interest in the shares held by the Fund. Ms. Greetham disclaims beneficial ownership of the shares held by the Fund and the Institutional Fund except to the extent of her beneficial interest through Libracorn. Also includes options to acquire 15,000 shares of Common Stock currently exercisable or within 60 days of April 22, 1997.

                             EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation for services in all capacities awarded to, earned by or paid to the Corporation's Chief Executive Officer and the Corporation's four other most highly compensated executive officers (the "Named Executive Officers") whose total annual salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1996:

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM
                                                                                           COMPENSATION
                                                                                              AWARDS
                                                                                     ------------------------
                                  ANNUAL COMPENSATION                                RESTRICTED    SECURITIES
         NAME AND          ---------------------------------       OTHER ANNUAL        STOCK       UNDERLYING       ALL OTHER
   PRINCIPAL POSITION*     YEAR      SALARY($)      BONUS($)      COMPENSATION($)    AWARDS(1)     OPTIONS(#)    COMPENSATIONS($)
-------------------------- ----      ---------      --------      ---------------    ----------    ----------    ----------------
Craig R. Smith, M.D....... 1996      $ 260,417      $150,000(2)            --              --        100,000         $ 61,890(3)
President and              1995        248,334        75,000               --              --        150,000           11,306
Chief Executive Officer    1994        213,333        50,000               --              --             --           42,920(3)
Andrew R. Jordan.......... 1996        170,981        40,000(2)            --              --         40,000               --
Senior Vice President,     1995        164,583        35,000               --              --         71,250               --
Chief Financial Officer
and Treasurer              1994        153,125        30,000               --              --             --           89,324(4)
John P. Brennan........... 1996        169,223        45,000(2)            --              --         40,000               --
Senior Vice President,     1995        160,000        37,000               --              --         82,500           31,421
Operations                 1994        135,273(5)     42,250(6)            --              --         39,131           50,780(4)
Earl W. Henry............. 1996        205,833        35,000(2)        48,647(7)           --         25,000               --
Vice President,            1995        197,693(5)     40,000               --          18,750         52,500          136,967(4)
Clinical Research
Nicholas Landekic......... 1996        150,037        50,000(2)        47,422(7)           --         45,000               --
Vice President,            1995        114,327(5)     61,000               --          15,000         61,250               --
Business Development

---------------
 * On April 1, 1997, David R. Savello, Ph.D., joined the Corporation as Senior Vice President, Drug Development. Dr. Savello's current annual base salary is $240,000. Had Dr. Savello been employed by the Corporation at this base salary for fiscal 1996, he would have qualified as a Named Executive Officer and information regarding his compensation would have been included in the above table.

(1) Pursuant to Stock Purchase Agreements with the Corporation, Dr. Smith and Messrs. Jordan and Brennan purchased 254,348 shares, 39,129 shares and 39,129 shares of Common Stock, respectively, for purchase prices equal to $.15, $.77 and $1.53 per share, the fair value of the Common Stock on the dates of the purchases as determined by the Board of Directors. The shares purchased by each of these individuals, until vested as described below (the "Unvested Shares"), are subject to the Corporation's right to repurchase for 90 days at the original price per share plus interest at the applicable federal rate following termination of each individual's employment with the Corporation, except in the case of Dr. Smith where such repurchase right is triggered (a) in the event that Dr. Smith's employment is terminated for cause, (b) Dr. Smith leaves the Corporation other than for "Good Reason" (as defined in his stock purchase agreement), or (c) as a result of Dr. Smith's death or disability. The Unvested Shares are released from such repurchase options and become vested (the "Vested Shares") at a rate of 1/48 per month on the last calendar day of each month beginning on the last calendar day of each month following August 20, 1993 in the case of Dr. Smith, October 31, 1993 in the case of Mr. Jordan and February 28, 1994 with respect to Mr. Brennan. As of December 31, 1996, the aggregate value of the Vested Shares and Unvested Shares held by Dr. Smith and Messrs. Jordan and Brennan were $4,927,983 and $985,597; $739,171 and $170,578; and $663,359 and $246,390,
    respectively, based on the closing price for the Corporation's Common Stock of $23.25 per share as reported on the NASDAQ National Market on December 31, 1996. Dr. Henry and Mr. Landekic were granted 18,750 shares and 15,000 shares of restricted Common Stock, respectively, upon employment with the Corporation which under the original terms of the grants were to be released from the Corporation's repurchase option annually as to 25% of the shares over a four year period beginning in January and March 1995, respectively. At December 31, 1996 the aggregate value of the Vested Shares and Unvested Shares held by Dr. Henry and Mr. Landekic was $108,984 and $326,953; and $87,188 and $261,563, respectively. In January 1997, the Compensation

     Committee of the Board voted to accelerate the vesting of all of the remaining Unvested Shares issued to Dr. Henry and Mr. Landekic effective as of January 15, 1997.

(2) Cash bonuses in the amounts set forth above relating to performance for 1996 were paid in January 1997.

(3) 1994 payments consist of certain expenses related to Dr. Smith's relocation to Baltimore amounting to $31,095 and $11,825 related to forgiveness of debt; the 1996 payment consist of forgiveness of debt and amounts paid to cover anticipated tax liabilities related to a portion of the debt forgiven.

(4) Consists of relocation costs.

(5) Mr. Brennan began his employment with the Corporation in February 1994. Dr. Henry and Mr. Landekic began employment with the Corporation in January and March 1995, respectively.

(6) Of the total bonus amounts paid to Mr. Brennan in fiscal 1994, $23,750 represents the aggregate fair market value as of the date of grant of shares of the Corporation's Common Stock issued to Mr. Brennan as a bonus under the Corporation's 1993 Employee Plan.

(7) Consists of non-cash compensation related to the vesting in 1996 of a portion of the restricted share awards granted to Dr. Henry and Mr. Landekic upon employment with the Corporation.

OPTION GRANTS

     The following table sets forth certain information concerning the grant of stock options under the 1993 Employee Plan to the Named Executive Officers for the fiscal year ended December 31, 1996:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                               POTENTIAL REALIZABLE
                                                                                                 VALUE AT ASSUMED
                                                                                                   ANNUAL RATES
                                                 PERCENTAGE OF                                    OF STOCK PRICE
                              NUMBER OF          TOTAL OPTIONS                                   APPRECIATION FOR
                              SECURITIES          GRANTED TO       EXERCISE OR                    OPTION TERM(1)
                              UNDERLYING         EMPLOYEES IN       BASE PRICE   EXPIRATION  ------------------------
    NAME AND POSITION     OPTIONS GRANTED(#)  FISCAL YEAR 1996(%)   ($/SHARE)       DATE       5%($)         10%($)
------------------------- ------------------  -------------------  ------------  ----------  ----------    ----------
Craig R. Smith, M.D......       100,000              15.1%           $ 17.625       12/06    $1,108,427    $2,808,971
President and Chief              75,000(2)                           $ 14.917       02/06       703,577     1,783,003
Executive Officer
Andrew R. Jordan.........        40,000               7.0%           $ 17.625       12/06       443,371     1,123,588
Senior Vice President,           41,250(2)                           $ 14.917       02/06       386,968       980,652
Chief Financial Officer
and Treasurer
John P. Brennan..........        40,000               7.3%           $ 17.625       12/06       443,371     1,123,588
Senior Vice President,           45,000(2)                           $ 14.917       02/96       422,146     1,069,802
Operations
Earl W. Henry............        25,000               3.4%           $ 17.625       12/06       277,107       702,243
Vice President, Clinical         15,000(2)                           $ 14.917       02/06       140,715       356,601
Research
Nicholas Landekic........        45,000               5.9%           $ 17.625       12/06       498,792     1,264,037
Vice President, Business         23,750(2)                           $ 14.917       02/06       222,795       564,606
Development

---------------
(1) Amounts represent hypothetical gains that could be achieved for the respective options at the end of the ten year option term. The assumed 5% and 10% rates of stock appreciation are mandated by the rules of the Securities and Exchange Commission and may not accurately reflect the appreciation of the price of the Common Stock from the date of grant until the end of the option term. These assumptions are not intended to forecast future price appreciation of the Common Stock.

(2) Represents options granted in February 1996 to the Named Executive Officers in respect of fiscal year 1995.

OPTION EXERCISES AND HOLDINGS

     Options with respect to 58,363 shares were exercised during the fiscal year ended December 31, 1996. The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during the fiscal year ended December 31, 1996 and unexercised options held as of the end of that fiscal year:

       AGGREGATED OPTION EXERCISES IN FISCAL YEAR ENDED DECEMBER 31, 1996
                       AND FISCAL YEAR-END OPTION VALUES

                                                    NUMBER OF
                                              SECURITIES UNDERLYING                 VALUE OF UNEXERCISED
                                               UNEXERCISED OPTIONS                  IN-THE-MONEY OPTIONS
                                          HELD AT DECEMBER 31, 1996(#)           AT DECEMBER 31, 1996($)(1)
                                        ---------------------------------      ------------------------------
                NAME                    EXERCISABLE       UNEXERCISABLE        EXERCISABLE      UNEXERCISABLE
------------------------------------    -----------      ----------------      -----------      -------------
Craig R. Smith, M.D.................          --              250,000           $      --        $ 2,468,745
Andrew R. Jordan....................       9,783              121,033             219,954          1,301,202
John P. Brennan.....................          --              142,066                  --          1,665,529
Earl W. Henry.......................          --               77,500                  --            995,513
Nicholas Landekic...................          --              106,250                  --          1,181,439

---------------
(1) Total value of unexercised in-the-money options is based on the closing price of the Common Stock of $23.25 per share on December 31, 1996 minus the exercise price of the options.

EMPLOYMENT AGREEMENTS

     Prior to 1997, the Corporation entered into employment agreements with Dr. Smith, Mr. Jordan, Mr. Brennan, Mr. Laderman, Dr. Henry, Dr. Suzdak, Mr. Landekic, and Mr. Seoh shortly before each of these individuals joined the Corporation. Under the original terms of these agreements in the event one or more of these individuals were required to leave the Corporation's employment at the Corporation's request, other than for cause, the Corporation would be required to continue paying a salary to such individual(s) until the earlier of commencement of other suitable employment or three months (six months in the case of Messrs. Landekic and Seoh), if terminated within the first twelve months of employment, or six months (nine months in the case of Messrs. Landekic and Seoh), if terminated thereafter. In 1996, these agreements were amended to provide for such severance payments for 12 months following termination of employment except in the case of Dr. Smith where the severance payment period was set at 36 months following employment termination. Prior to his joining the Corporation in April 1997, the Corporation entered into an employment agreement with Dr. Savello providing for similar severance payments for six months in the event his employment with the Corporation is terminated within the first 12 months of employment, for 12 months if employment termination occurs thereafter, and for 24 months in the event of a change of control of the Corporation and Dr. Savello is not offered a similar or better management position.

401(k) PROFIT SHARING PLAN

     The Corporation adopted a defined contribution plan (the "401(k) Plan") effective January 1, 1994 which is intended to satisfy the tax qualification requirements of Sections 401(a), 401(k) and 401(m) of the Internal Revenue Code of 1986, as amended (the "Code"). All employees of the Corporation, including the Named Executive Officers, hired on or before the effective date of the 401(k) Plan are eligible to participate as of January 1, 1994. Employees, including the Named Executive Officers, hired after January 1, 1994 are eligible to participate as of the first day of the calendar quarter following completion of three months of service and attainment of age 21. The 401(k) Plan permits participants to contribute up to 15% of compensation, excluding fringe benefits, not to exceed the limits of Section 402g(1) of the Code (i.e., $9,500 in 1996). All amounts deferred under the 401(k) Plan's salary reduction feature by a participant vest immediately in the participant's account while contributions made by the Corporation vest over a four year period in the participant's account based on the participant's term of service with the Corporation. Effective January 1, 1997, the Corporation has elected to make "matching contributions" in newly issued shares of Common Stock equal in value to fifty percent (50%) of the first six percent (6%) of an employee's salary contributed to such employee's 401(k) Plan account. In addition, discretionary payments of approximately $6,000, $9,000 and $11,000 were made in 1994, 1995 and 1996, respectively.

1993 EMPLOYEE SHARE OPTION AND RESTRICTED SHARE PLAN

     All full-time employees of the Corporation or any subsidiary, including the Named Executive Officers, or other individuals whose participation the Board of Directors determines is in the best interests of the Corporation, are eligible to receive options or restricted shares of Common Stock under the 1993 Employee Plan. For a more complete description of the terms of the 1993 Employee Plan and related matters, see Proposal 2 below.

KEY PERSON LIFE INSURANCE

     The Corporation is the owner and beneficiary of term life insurance policies in the amount of $1,000,000 covering Drs. Smith and Snyder and Messrs. Jordan and Brennan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Until May 1995, Messrs. Casey and Newman comprised the Compensation Committee of the Board of Directors. In May 1995, Dr. Thompson replaced Mr. Casey as a member of the Compensation Committee. Effective May 21, 1996, Mr. Newman resigned from the Compensation Committee. Mr. Casey is the Chairman, President and Chief Executive Officer of Scios, a principal stockholder of the Corporation. Mr. Newman is Vice President of Legal Affairs, General Counsel and Secretary of Scios. In January 1995, Scios exercised a warrant issued to it to acquire 108,696 shares of Common Stock for an aggregate exercise price of $166,667.

     On March 27, 1996, the Corporation granted to Messrs. Casey and Newman non-qualified stock options to purchase 75,000 and 45,000 shares of Common Stock, respectively. For a description of the terms of these option grants, see "Director Compensation" above.

     In fiscal years 1994, 1995 and 1996, the Corporation paid approximately $173,000, $233,000 and $295,000, respectively, for services and equipment purchases from, and lease payments to, Scios.

     In March 1994, the Corporation entered into an agreement with Scios to license certain technologies related to the Corporation's lead product, GLIADEL(R) Wafer ("GLIADEL"). The terms of this agreement require the Corporation to pay to Scios a royalty on all net sales of licensed products covered by the agreement as well as a percentage of royalties received by the Corporation from sublicensees in each country until the later of (i) the last to expire of the relevant patents in each country or (ii) 15 years after market introduction of GLIADEL. The agreement also contains provisions requiring payment of minimum annual royalties following commercial sale of GLIADEL. Scios assigned this agreement to the Massachusetts Institute of Technology in 1994.

     In September 1995, the Corporation entered into a consulting agreement with Dr. Snyder (the "Consulting Agreement"), pursuant to which Dr. Snyder provides certain consulting services to the Corporation, including, but not limited to, serving as Chairman of the SAB, recommending candidates for SAB membership, assisting the Corporation in preparing its business plan and in the recruitment of scientific staff, advising the Corporation with respect to the purchase of laboratory equipment and acquisition of new technologies and participating in such business meetings as the President of the Corporation may reasonably request. Dr. Snyder has agreed to make himself available to render such services for a minimum of 24 and a maximum of 38 days per year. Under certain very limited circumstances, the Corporation has rights to inventions that may be developed by Dr. Snyder. As consideration for these services, the Corporation is obligated to pay Dr. Snyder annual fees during each of the 12 month periods beginning on September 1, 1995, 1996 and 1997 of $150,000, $160,000 and
$170,000, respectively, payable in equal monthly installments. Dr. Snyder (i) is also entitled to a one-time bonus of $25,000 upon identification of a lead compound in the Corporation's nitric oxide synthase research program and (ii) received non-qualified stock options to purchase 90,000 shares of Common Stock at an exercise price of $5.917 per share which vest at a rate of one-third each year beginning on the first anniversary of the date of the Consulting Agreement. Dr. Snyder became chairman of the Compensation Committee of the Board of Directors in 1996 and is a member of the board of directors of Scios.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

LOANS TO OFFICERS AND DIRECTORS

     Under the terms of its employment agreement with Dr. Smith, the Corporation granted an interest free bridge loan in the principal amount of $175,000 to Dr. Smith (the "Bridge Loan") shortly after he began his employment with the Corporation in July 1993 to assist Dr. Smith in relocating to the Baltimore area. Dr. Smith repaid the Bridge Loan in October 1994. In August 1994, the Corporation granted to Mr. Jordan an interest free bridge loan of $110,000 for use in connection with the purchase of a residence in Maryland. Mr. Jordan repaid this loan in full in September 1994. In October 1994, Dr. Smith was granted an interest free loan related to the sale of his former residence in the amount of $47,733. In 1996, the Corporation forgave the balance of this loan and paid to Dr. Smith $23,370 to cover the anticipated income taxes due related to the loan forgiveness. A note from Dr. Snyder in the amount of $39,000, related to his purchase of founders stock in August 1993, was paid in full during 1994.

     In connection with the sale of 34,129 shares and 19,565 shares of Common Stock to Messrs. Brennan and Laderman, respectively, in February 1994, full-recourse notes bearing interest of 5.32% annually in the amounts of $60,000 and $30,000, respectively, were delivered to the Corporation by these individuals. These notes are due in February 1999. In addition, in connection with his subscription to purchase of 32,609 shares of the Common Stock in December 1993, Mr. Jordan delivered to the Corporation a full-recourse note in the amount of $50,000, bearing interest at the rate of 5.32% annually. Mr. Jordan paid this note in full in March 1994.

EXERCISE OF WARRANTS

     In December 1994, Drs. Smith and Snyder and Mr. Jordan exercised certain warrants to purchase 30,000 shares, 65,217 shares and 32,609 shares, respectively of the Corporation's Common Stock. The unexercised portions of these warrants expired on December 31, 1994.

TAX INDEMNITY AGREEMENTS

     In March 1994, the Corporation entered into tax indemnity agreements (the "Tax Agreements") with Drs. Snyder and Smith and Messrs. Jordan, Brennan and Laderman (the "Indemnitees") with respect to their purchases of Common Stock, warrants and/or grants of stock options in August, November and December 1993 and January and February 1994, respectively. Under the terms of these agreements, the Corporation has agreed to indemnify the Indemnities against any tax deficiency (including any interest, additions to tax or penalties attributable thereto) they may incur as the result of a challenge by the Internal Revenue Service, or any state or local authority, to the valuation of the Common Stock purchased by the Indemnitees or the amount of the exercise price of the options granted to the Indemnitees.

GELL PHARMACEUTICALS INC.

     In February 1995, the Corporation and Abell formed Gell Pharmaceuticals, Inc. ("Gell"), a new company dedicated to the development of compounds to treat cocaine and other addictions. Abell purchased an 80% interest in Gell for $2.5 million, and the Corporation owned the remaining 20%. In March, 1997, Abell exercised its rights to exchange its interest in Gell for 750,000 shares of Common Stock of the Corporation and Gell became a wholly-owned subsidiary of the Corporation. Prior to the exchange, the Corporation conducted all of Gell's research and development under a services agreement.

CERTAIN TRANSACTIONS WITH SCIOS, DR. SNYDER AND MESSRS. CASEY AND NEWMAN

     For a description of certain transactions with Scios, Dr. Snyder and Messrs. Casey and Newman, see "Compensation Committee Interlocks and Insider Participation" above.

EMPLOYMENT OF CERTAIN SPOUSES OF EXECUTIVE OFFICERS

     The spouses of Drs. Smith and Henry are employees of the Corporation.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") has furnished the following report on its policies with respect to the compensation of executive officers. This report and the performance graph that follows it are not deemed to be "soliciting materials" or to be "filed" with the Securities and Exchange Commission (the "SEC") or subject to the SEC's proxy rules or to the liabilities of Section 18 of the Exchange Act, and the report and the performance graph shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Corporation under the Securities Act of 1933, as amended, or the Exchange Act.

     The Committee is comprised of Drs. Snyder and Thompson and Ms. Greetham, none of whom are officers or employees of the Corporation. Dr. Snyder is a party to a consulting agreement with the Corporation. For a description of the Corporation's current consulting arrangement with Dr. Snyder, see "Compensation Committee Interlocks and Insider Participation" above. The Committee is responsible for overseeing the Corporation's compensation programs for all employees, including executives. For executive officers, the Committee evaluates performance and determines compensation policies and levels.

COMPENSATION PHILOSOPHY

     The goals of the compensation program are to align compensation with business objectives and performance, and to enable the Corporation to attract, retain and motivate executive officers and other employees who contribute to the long-term success of the Corporation and to motivate them to enhance long-term stockholder value. Key elements of this philosophy are:

     - The Corporation establishes base salaries competitive with those of biopharmaceutical companies with which the Corporation competes for talent. To ensure that such salaries are competitive, the Corporation regularly compares its salary practices with such companies and sets its salary parameters based on this review.

     - The Corporation maintains annual incentive opportunities in order to provide motivation to achieve specific short term operating goals.

     - The Corporation provides significant equity-based incentives for executives and other employees to ensure that they are motivated over the long-term to respond to the Corporation's business challenges and opportunities as owners and not just as employees.

     The Committee in general seeks to set the components of compensation and the total compensation (i.e., base salary, annual incentives and long-term equity-based incentives) to be competitive with the market when compared to a group of biopharmaceutical companies deemed comparable to the Corporation in terms of size, stage of development, potential, target peer group and other factors, and which compete in the job market for individuals with skills desired by the Corporation (the "comparison group"). The companies chosen for the comparison group used for compensation purposes include several of the companies which comprise the published industry indices in the Performance Graph included in this proxy statement. Because the Committee believes that the Corporation's most direct competitors for executive and other talent are not necessarily all of the companies in the broad industry index, many smaller or earlier stage companies included in the index are not included in the comparison group.

     BASE SALARY. The Committee annually reviews each executive officer's base salary, including those of the Named Executive Officers, against the base salaries paid for similar positions by companies within the comparison group. A range of salary levels is established by this comparison for comparable positions. Within this range, the Committee subjectively considers individual factors, including individual performance, level of responsibility, prior experience, breadth of knowledge and competitive pay practices, as well as the extent to which the Corporation achieved its corporate objectives and other significant accomplishments during the period under review. From year to year, the relative weighting of the individual components and the corporate performance component may differ from officer to officer, and can be expected to change over time in response to the Corporation's stage of development and the evolution of the industry. Based on a review of the foregoing factors, the Committee approved a pool in the aggregate amount of $109,153, or 9.5% aggregate increase over 1996 levels, to be available for base salary increases of executive officers (excluding the Chief Executive Officer), and $465,000, or 6.3% aggregate increase over 1996 levels, to be available for all employees (excluding the Chief Executive Officer).

     ANNUAL INCENTIVE. In addition to base salary, the Corporation offers discretionary cash bonuses to employees, including executive officers, as annual incentives to achieve short-term operating objectives. The actual incentive award earned depends on the extent to which corporate and individual performance objectives were achieved. The Committee and the full Board of Directors review and approve the annual performance objectives for the Corporation at the start of each year, and review quarterly performance objectives of individual officers. The Corporation's objectives consist of operating, strategic and financial goals that are considered to be critical to the Corporation's fundamental long-term goal of building stockholder value.

     Near or after the end of the year, the Committee evaluates the degree to which the Corporation has met its goals and, at the discretion of the Committee, establishes a total pool available for annual incentive awards. Individual awards are determined based on the Corporation's overall performance and by evaluating each participant's performance against objectives and allocating a portion of the award pool based on the participant's contributions during the year. Awards are paid in cash and distributions are made in January following the performance year.

     For fiscal 1996, the Committee determined that the Corporation achieved substantially all of the year's corporate goals. The New Drug Application for GLIADEL was filed in February 1996, and GLIADEL was cleared by the FDA in September 1996 for the treatment of recurrent forms of glioblastoma multiforme following surgical tumor removal. The last patient was enrolled in Corporation sponsored Phase IIb clinical trials in North America for DOPASCAN(R) Injection. The Corporation identified several lead neuroimmunophilin ligand compounds, including GPI-1046, during 1996 and continued its preclinical work in this area. The Corporation received $27.5 million in rights payments from its corporate partner, Rhone-Poulenc Rorer Pharmaceuticals Inc. ("RPR") in 1996 related to the Corporation's sales, marketing and distribution rights agreement with RPR respecting GLIADEL. As a result of the Corporation's March 1996 public offering of 2.3 million shares of its Common Stock and private placement of shares to the parent of RPR in June 1996, the Corporation raised over $50 million in additional equity capital in 1996.

     Based on the Corporation's performance, the Committee determined that the total incentive pool for executive officers (excluding the Chief Executive Officer) would be $288,000, or 25.0% of base salaries, and $835,000, or 11.3% of base salaries, for all eligible employees (excluding the Chief Executive Officer) under the annual incentive plan.

     LONG-TERM INCENTIVES. The Corporation's long-term incentive program is effected through the 1993 Employee Plan. The program utilizes vesting periods (generally four years) to encourage executives and other full-time salaried employees to continue in the employ of the Corporation. Through option grants and restricted share awards, executives receive significant equity incentives to build long-term stockholder value. Grants are made at fair market value of the Corporation's Common Stock on the trading date immediately preceding the grant. Recipients realize value from these grants only if the Corporation's Common Stock appreciates over the long-term. The size of option grants is determined based on competitive practices at companies in the comparison group, the Corporation's philosophy of significantly linking executive compensa-tion with stockholder interests, the Corporation's performance relative to its objectives and the Corporation's other accomplishments during the year.

     Based on the foregoing, the Committee decided that a total of 485,138 stock options would be awarded to all eligible employees (excluding the Chief Executive Officer) with respect to performance in fiscal 1996 (250,000 stock options of which were for executive officers of the Corporation, excluding its Chief Executive Officer).

     RESTRICTED SHARE AWARDS. In order to align the interests of its executive officers with those of the Corporation's stockholders over the long-term, the Committee has also made, and may in the future make, restricted stock awards to executive officers at or above the vice president level under the Plan. These restricted shares are subject to the Corporation's right to repurchase for 90 days following termination of employment, at the original purchase price (plus any interest accrued if the restricted shares were issued in exchange for a note). These shares are released from this repurchase option, assuming continued employment, 25% per year over a four year period following the issuance of such shares. In 1997, the Corporation waived these repurchase rights with respect to restricted shares issued to restricted shares issued to four vice presidents of the Corporation hired in 1995 to provide some relief from escalating tax withholding liabilities.

     The Omnibus Budget Reconciliation Act of 1993 places a limit on the amount of certain types of compensation for each of the Corporation's executive officers that is tax deductible by the Corporation. The Corporation plans to design and administer its compensation plans in a manner that will generally not result in a limitation on the Corporation's compensation deduction.

CHIEF EXECUTIVE OFFICER COMPENSATION

     In July 1993, Dr. Smith was recruited as the Corporation's first employee and given the mandate to organize the Corporation's operations, secure additional financing and recruit its initial staff. At that time, his salary was set at $200,000 based on a review of the base salaries paid to other experienced executives being recruited to early-stage biopharmaceutical companies.

     Based on Dr. Smith's leadership of the Corporation, the Committee has voted to increase Dr. Smith's base annual salary every year since the inception of the Corporation, and in light of his strong performance in 1996, the Committee increased his base annual salary, effective January 1, 1997, to $300,000, an increase of $37,800 over his base annual salary of $262,500 set for 1996. The Committee also awarded him a cash bonus of $150,000 for his performance in fiscal 1996, and granted him 100,000 stock options (of which 34,783 options are subject to stockholder approval of Proposal 2 to amend the 1993 Employee Plan) with an exercise price of $17.625 (the fair market price of the stock on the day preceding the grant), vesting 25% annually.

CONCLUSION

     In summary, the Committee believes that, through the arrangements described above, a significant portion of the Corporation's compensation program and Dr. Smith's compensation are contingent on Corporation performance, and that realization of benefits is closely linked to increases in long-term stockholder value. The Corporation remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of the Corporation's business may result in highly variable compensation for a particular time period. We will continue to monitor closely the effectiveness and appropriateness of each of the components of compensation to reflect changes in the Corporation's business environment.

                                          COMPENSATION COMMITTEE

                                          Solomon H. Snyder, M.D., Chairman
                                          Elizabeth M. Greetham
                                          W. Leigh Thompson, M.D., Ph.D.

                            STOCK PERFORMANCE CHART

     The following graph sets forth the Corporation's Relative Stock Price Performance compared to the NASDAQ Stock Market Composite Index and the BioCentury 100 Index for the period beginning June 17, 1994 (the date on which the Corporation's Common Stock began to trade publicly) and ending December 31, 1996. Total stockholder return assumed $100.00 invested at the beginning of the period in the Common Stock of the Corporation and in each of the aforementioned indices, respectively; historical price performance should not be relied upon as indicative of future stock performance.

                         GUILFORD PHARMACEUTICALS INC.
                            STOCK PERFORMANCE CHART

                                       NASDAQ STOCK                              GUILFORD
        MEASUREMENT PERIOD           MARKET COMPOSITE     BIOCENTURY 100      PHARMACEUTICALS
      (FISCAL YEAR COVERED)                INDEX               INDEX               INC.
6/17/94                                         100.00              100.00              100.00
12/30/94                                        103.10               74.78               63.64
12/29/95                                        144.26              134.78              192.42
12/31/96                                        177.01              127.55              422.71

                                   PROPOSAL 2

         PROPOSAL TO AMEND THE CORPORATION'S 1993 EMPLOYEE SHARE OPTION
                           AND RESTRICTED SHARE PLAN

     The Corporation's success will depend to a large extent on its ability to attract, retain and motivate its officers, employees and consultants. In order to provide increased incentives, the Board believes that the compensation of its officers, employees and consultants should be significantly related to the Corporation's growth and long-term stock value and should provide these individuals with a proprietary interest in the Corporation. In that regard, the Board and stockholders of the Corporation adopted the 1993 Employee Share Option and Restricted Share Plan, as amended (the "1993 Employee Plan"), which currently permits the Board (or a committee thereof) to issue stock options ("Options") or restricted shares of Common Stock ("Restricted Shares") for an aggregate of 2,700,000 shares of the Corporation's Common Stock, of which up to 300,000 shares may be awarded as Restricted Shares to eligible participants (Options and Restricted Shares collectively referred to as "Incentive Awards"). At April 22, 1997, the Corporation had outstanding approximately 18,526,869 shares of Common Stock.

     The Corporation has grown rapidly since its inception; at year-end 1993, 1994, 1995 and 1996, full-time employees numbered 4, 34, 78 and 140, respectively. As of April 1, 1997, the Corporation had 167 full-time employees. As of April 1, 1997, under the 1993 Employee Plan, the Corporation had issued options to purchase 1,948,553 shares of Common Stock (of which 34,783 shares are subject to stockholder approval of this Proposal 2) and 183,186 Restricted Shares. In order to continue to be able to issue Incentive Awards to the Corporation's officers, employees and consultants, the Board, subject to stockholder approval, has amended the 1993 Employee Plan to increase (a) the number of shares of Common Stock which can be granted as Incentive Awards to an aggregate of 3,435,000 shares of which up to 300,000 shares may be awarded as Restricted Shares and (b) the maximum number of shares subject to Options that can be granted under the 1993 Employee Plan to any executive officer or other employee of the Corporation from 215,217 shares to no more than one-third of the total number of shares of Common Stock that can be granted as Incentive Awards. The proposed 735,000 share increase in the number of shares of Common Stock that can be granted as Incentive Awards represents less than 5% of the number of shares outstanding on the record date.

     All full-time employees of the Corporation or any subsidiary, or other individuals whose participation the Board determines is in the best interest of the Corporation, are eligible to receive Options or Restricted Shares under the 1993 Employee Plan. As of April 1, 1997, 151 employees of the Corporation and 5 consultants have been issued Options under the 1993 Employee Plan. The Chief Executive Officer and the following Named Executive Officers have been granted Options to purchase the number of shares indicated -- Dr. Smith, 250,000 (which does not include Options to purchase 23,789 shares issued to Dr. Smith's wife, an employee of the Corporation; of which amount Options to purchase 34,783 shares are subject to approval of this Proposal 2; and of which amount Options to purchase 16,216 shares have been exercised to date); Mr. Jordan, 150,381 (of which amount Options to purchase 19,565 shares have been exercised to date); Mr. Brennan, 161,631 (of which amount Options to purchase 19,565 shares have been exercised to date); Dr. Henry, 77,500 (of which amount Options to purchase 18,750 shares have been exercised to date and does not include Options to purchase 25,226 shares granted to Dr. Henry's wife, an employee of the Corporation); and Mr. Landekic, 106,250. Dr. Savello was granted Options to purchase 100,000 shares upon his employment with the Corporation in April 1997. All current executive officers as a group hold Options to purchase a total of 1,051,807 shares. The 1993 Employee Plan is currently administered by the Compensation Committee of the Board and is intended to qualify for the exemption provided by Rule 16b-3 under the Exchange Act. The Compensation Committee selects recipients of Incentive Awards and determines the nature of the Incentive Award granted, the number of shares granted or subject to each Incentive Award, and the vesting schedule and other terms and conditions of each Incentive Award. The Board may modify, amend, suspend or terminate the 1993 Employee Plan, provided that such action may not affect outstanding Incentive Awards, and stockholder approval is required to amend the 1993 Employee Plan if such amendment will cause the 1993 Employee Plan not to comply with the Internal Revenue Code of 1986, as amended (the "Code").

     If the proposed amendment to the 1993 Employee Plan is approved by the stockholders of the Corporation, the number of shares that may be issued pursuant to Incentive Awards under the 1993 Employee Plan shall not exceed in the aggregate 3,435,000 shares of Common Stock, of which number 300,000 shares may be awarded as Restricted Shares, and the maximum number of shares subject to Options that can be granted under the 1993 Employee Plan to any executive officer or other employee of the Corporation will increase from 215,217 shares to no more than one-third of the total number of shares of Common Stock that can be granted as Incentive Awards (1,145,000 shares, assuming approval of this Proposal), both of which the Board believes will be crucial if the Corporation to be able to attract and retain highly qualified executive officers and other key employees. All Options granted pursuant to the 1993 Employee Plan are exercisable in accordance with a vesting schedule which is set at the time of the issuance of the Option and, except as indicated below, may not be exercised more than ten years from the date of grant. Options granted under the 1993 Employee Plan may be incentive stock options intended to qualify under Section 422 of the Code (an "Incentive Option") or options not intended to so qualify (a "Nonqualified Option"). The 1993 Employee Plan generally requires the exercise price of Incentive Options to be at least equal to the closing price of a share of the Corporation's Common Stock on the date immediately prior to the date of the grant. In the case of Nonqualified Options, the exercise price is set by the Compensation Committee of the Board of Directors which has set such prices at levels not less than the closing price of the Corporation's Common Stock on the date immediately prior to the date of the grant. In the case of Incentive Options granted to a stockholder, either directly or indirectly, holding in excess of 10% of the Corporation's outstanding Common Stock, the option exercise price must be at least equal to 110% of the fair market value of the Corporation's Common Stock on the date of grant and such option may not be exercised more than five years from the date of grant. Payment of the exercise price for Options granted under the 1993 Employee Plan may be made in cash, shares of the Corporation's Common Stock or a combination of both.

     Generally, unexercised Options terminate three months following the date an optionee ceases to be employed by the Corporation or any affiliate or subsidiary of the Corporation other than by reason of disability or death (but not later than the expiration date) whether or not such termination is voluntary. Generally, any Option held by an employee who dies or who ceases to be employed because of disability must be exercised by the employee or his representative within one year after the employee dies or ceases to be an employee (but not later than the expiration date). The Board may, however, provide that an option may be exercised over a longer period of time following termination of employment (but not later than the option expiration date). Options and Restricted Shares generally are not transferable, except in the event of death to the decedent's estate, provided that Restricted Shares may be transferred or assigned after the applicable restriction on the shares has terminated. In addition, Nonqualified Options may be transferred during the lifetime of an optionee to (i) the spouse, children or grandchildren of the optionee ("Immediate Family Members"), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (iii) a partnership in which such Immediate Family members are the only partners, provided that there may be no consideration for any such transfer. The 1993 Employee Plan has no termination date, provided however that no Incentive Option may be granted on or after the tenth anniversary of the effective date of the 1993 Employee Plan (i.e., September 2003).

     The grant of an Option is not a taxable event for the optionee or the Corporation. The tax consequences of exercising an Option or disposing of the Corporation's Common Stock purchased upon exercise thereof depends upon whether the Option is an Incentive Option or a Nonqualified Option.

     With respect to Incentive Options, an optionee will not recognize taxable income upon exercise of the Option, and any gain realized upon a disposition of shares of Common Stock received pursuant to the exercise of the Option will be taxed as long-term capital gain if the optionee holds the shares for at least two years after the date of grant and for one year after the date of exercise. However, the excess of the fair market value of Common Stock subject to an Incentive Option on the exercise date over the option exercise price generally will be included in the optionee's alternative minimum taxable income in the year of exercise for purposes of the alternative minimum tax. The Corporation will not be entitled to any deduction with respect to the grant or exercise of an Incentive Option, except as discussed below.

     For the exercise of an Incentive Option to qualify for the foregoing tax treatment, the optionee generally must be an employee of the Corporation or a subsidiary from the date the Option is granted through a date within three months before the date of exercise. In the case of an optionee who is disabled, the three-month period for exercise following termination of employment is extended to one year. In the case of an employee who dies, the time for exercising Incentive Options after termination of employment and the holding period for stock received pursuant to the exercise of the Options are waived. If all of the requirements for Incentive Option treatment are met except for the special holding period rules set forth above, the optionee will recognize ordinary income upon the disposition of the Corporation's Common Stock in an amount equal to the excess of the fair market value of the Common Stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be long or short-term capital gain, depending upon whether or not the stock was sold more than one year after the option was exercised. The Corporation will be allowed a deduction to the extent the optionee recognizes ordinary income.

     If an optionee exercises an Incentive Option by tendering shares of Common Stock with a fair market value equal to part or all of the option exercise price, the exchange of shares generally will be treated as a nontaxable exchange (except that this treatment would not apply if the optionee had acquired the shares being transferred pursuant to the exercise of an Incentive Option and had not satisfied the special holding period requirements summarized above).

     Upon exercising a Nonqualified Option, an optionee generally will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the Common Stock on the date of exercise. The Corporation will be entitled to a deduction in the same amount that the optionee recognizes as ordinary income. Upon a subsequent sale of the shares, the optionee will have taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares

(generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

     If the optionee surrenders shares of Common Stock in payment of part or all of the exercise price for Nonqualified Options, no gain or loss will be recognized with respect to the shares surrendered (regardless of whether the shares were acquired pursuant to the exercise of an Incentive Option) and the optionee will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The difference between the aggregate option exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income.

     Shares acquired pursuant to a Restricted Stock award generally will be treated as being subject to a substantial risk of forfeiture for federal income tax purposes. As a consequence, unless the recipient makes a special tax election within 30 days after receiving the Restricted Stock, the recipient will recognize ordinary income, at the time the Corporation's repurchase right lapses, generally in an amount equal to the difference between the fair market value of the Common Stock at that time and the amount the recipient paid for the Common Stock. The Corporation will be entitled to a deduction in the same amount. If the recipient makes the special tax election (under Section 83(b) of the Code), the recipient will recognize ordinary income at the time he or she receives the Restricted Stock in an amount equal to the difference (if any) between the fair market value of the Common Stock at that time (determined without regard to the existence of the Corporation's repurchase right) and the amount paid for the Common Stock, if any. The Corporation will be entitled to a deduction in the same amount. In that case, the recipient will not recognize additional ordinary income at the time the Corporation's repurchase right lapses and any gain recognized upon the sale or other disposition of the Common Stock will generally constitute capital gain. If the Corporation exercises its repurchase right in the case of Common Stock purchased by a recipient who has made the special tax election (upon termination of the recipient's employment before the repurchase right lapses or failure to satisfy other conditions established in connection with the award of Restricted Shares), the recipient will not be entitled to any deduction or other tax benefit in respect of the amount included in income (or taxes paid) as a result of the filing of the election.

     The affirmative vote of a majority of the outstanding shares of the Corporation's Common Stock present and entitled to vote at the Annual Meeting is required to approve the proposed amendment to the Corporation's 1993 Employee Share Option and Restricted Share Plan to increase (a) the number of shares of Common Stock which can be granted as Incentive Awards to an aggregate of 3,435,000 shares and (b) the maximum number of shares subject to Options that can be granted under the 1993 Employee Plan to any executive officer or other employee of the Corporation from 215,217 shares to no more than one-third of the total number of shares of Common Stock that can be granted as Incentive Awards.

     Any stockholder may obtain a copy, at no charge, of the 1993 Employee Plan by writing to Guilford Pharmaceuticals Inc., 6611 Tributary Street, Baltimore, Maryland 21224, Attention: Thomas C. Seoh, Vice President, General Counsel and Secretary.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2 AMENDING THE CORPORATION'S 1993 EMPLOYEE SHARE OPTION AND RESTRICTED SHARE PLAN.

                                   PROPOSAL 3

                  RATIFICATION OF INDEPENDENT PUBLIC AUDITORS

     The independent public accounting firm of KPMG Peat Marwick LLP has acted as the Corporation's independent auditors for the year ended December 31, 1996 and has been selected by the Board of Directors to act as such for the examination of the Corporation's 1997 financial statements, subject to ratification by the stockholders. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire and to respond to appropriate questions.

     In the event the appointment of KPMG Peat Marwick LLP as independent public auditors for 1997 is not approved by the stockholders, the adverse vote will be considered as a direction to the Board of Directors to consider the selection of other auditors for the following year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, it is contemplated that the appointment for the year 1997 will be permitted to stand unless the Board finds other good reason for making a change.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 3 RATIFYING THE CORPORATION'S SELECTION OF KPMG PEAT MARWICK LLP AS THE CORPORATION'S INDEPENDENT PUBLIC AUDITORS FOR THE 1997 FISCAL YEAR.

                  DATE OF SUBMISSION OF STOCKHOLDER PROPOSALS
                       TO BE INCLUDED IN PROXY MATERIALS

     Any proposal or proposal intended to be presented by any stockholder at the 1998 Annual Meeting of Stockholders must be received by the Corporation by December 28, 1997 to be considered for inclusion in the Corporation's proxy statement and form of proxy relating to that meeting.

                  REVOCABILITY OF PROXY AND VOTING PROCEDURES

     Shares can be voted only if the stockholder is present in person or by proxy. Whether or not you plan to attend in person, you are encouraged to sign and return the enclosed proxy card. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Corporation at the above address a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. The representation in person or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to provide a quorum at the meeting. Directors are elected by a plurality of the affirmative votes cast. A majority of the votes cast represented at the meeting is required for approval of each other proposal.

     Abstentions and "non-votes" are counted as present in determining whether the quorum requirement is satisfied. With respect to the election of Directors, because Directors are elected by a plurality and abstentions and "non-votes" are not treated as votes against, abstentions and non-votes will not affect the outcome of the election. Abstentions and "non-votes" are treated as votes against proposals presented to stockholders other than elections of Directors. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

                        OTHER BUSINESS TO BE TRANSACTED

     As of the date of this proxy statement, the Board of Directors knows of no other business which may come before the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is the intention of the proxy holders to vote or act in accordance with their best judgment with respect to such matters.

                                          By Order of the Board of Directors

                                          /s/ THOMAS C. SEOH

                                          THOMAS C. SEOH
                                          Vice President, General Counsel
                                          and Secretary

                                          Baltimore, Maryland
                                          April 28, 1997

                        GUILFORD PHARMACEUTICALS INC.
                               REVOCABLE PROXY
          ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 21, 1997
      THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned stockholder of GUILFORD PHARMACEUTICALS INC. (the "Corporation") hereby appoints Craig R. Smith, M.D., Andrew R. Jordan and Thomas C. Seoh, or any of them, as attorneys and proxies of the undersigned, with full power of substitution and with authority in each of them to act in the absence of the other to vote and act for the undersigned at the Annual Meeting of Stockholders of the Corporation to be held on Wednesday, May 21, 1997 at 10:00 a.m. (Eastern time) at the Corporation's headquarters located at 6611 Tributary Street, Baltimore, Maryland, and at any adjournments thereof, in respect of all shares of the Common Stock of the Corporation which the undersigned may be entitled to vote, on the following matters:

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. HOWEVER, IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES IN PROPOSAL 1.

   The undersigned hereby acknowledges prior receipt of a copy of the Notice of Annual Meeting of Stockholders and proxy statement dated April 28, 1997 and the 1996 Annual Report to Shareholders, and hereby revokes any proxy or proxies heretofore given. This Proxy may be revoked at any time before it is voted by delivering to the Secretary of the Corporation either a written revocation of proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.


                        (TO BE SIGNED ON REVERSE SIDE)

--------------------------------------------------------------------------------

A [X] Please mark your
      votes as in this
      example





                        FOR               WITHHOLD AUTHORITY
                   all nominees       to vote for the following
                  listed at right            nominee(s):

1. Election of          [ ]                       [ ]                    NOMINEES:       Craig R. Smith, M.D.
   directors to                                                                          Richard L. Casey
   the Board of                                                                          Solomon H. Snyder, M.D.
   Directors                                                                             W. Leigh Thompson, M.D., Ph.D.
                                                                                         Elizabeth M. Greetham
For, except vote withheld from the following nominee(s):                                 George L. Bunting, Jr.


--------------------------------------------------------

                                                   FOR     AGAINST     ABSTAIN

2. Approval of an amendment to the                 [ ]       [ ]         [ ]
   1993 Employee Share Option and
   Restricted Share Plan

3. Ratification of KPMG Peat Marwick LLP as        [ ]       [ ]         [ ]
   independent auditors for 1997.

4. In their discretion, on any other matters that may properly come before the meeting, or any adjournment thereof, in accordance with the recommendations of a majority of the Board of Directors.

   If you receive more than one proxy card, please sign and return all cards in the accompanying envelope.

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY TO ENSURE A QUORUM AT THE MEETING. IT IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT THE CORPORATION TO ADDITIONAL EXPENSE.


                                                          DATED:
--------------------------------------------------------        -----------
 SIGNATURE OF STOCKHOLDER OR AUTHORIZED REPRESENTATIVE

                                                          DATED:
--------------------------------------------------------        -----------
          SIGNATURE IF HELD JOINTLY


Note: Please date and sign exactly as name appears hereon. Each executor, administrator, trustee, guardian, attorney-in-fact and other fiduciary should sign and indicate his or her full name. In the case of stock ownership in the name of two or more persons both persons should sign.